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                                                                  EXHIBIT 99.8


CONTACT:
Harry W. Wilcox                                     Michelle L. Linn
President and C.E.O.                                Vice President
Cambridge NeuroScience, Inc.                        Feinstein Kean Partners Inc.
(617) 225-0600 ext. 119                             (617) 577-8110

FOR IMMEDIATE RELEASE
---------------------


                 CAMBRIDGE NEUROSCIENCE AND BOEHRINGER INGELHEIM
                              TO END COLLABORATION

-- COMPANY FOCUSES ON FUTURE DEVELOPMENT OF CERESTAT AND GLIAL GROWTH FACTOR
   PROGRAM --

CAMBRIDGE, MASSACHUSETTS, JULY 13, 1998 -- Cambridge NeuroScience, Inc. (Nasdaq:
CNSI) today announced that the Company and Boehringer Ingelheim International GmbH will end their collaboration for the development of CERESTAT(R) (aptiganel). Based on further evaluation of the data from clinical trials, the Company plans to pursue development of aptiganel through a new collaboration, focus on the Allergan/ion channel blocker research program and devote internal resources to the advancement of the Glial Growth Factor 2 (GGF 2) program.

The collaboration between CNSI and Boehringer Ingelheim was formed in 1995 to develop aptiganel for the treatment of both traumatic brain injury (TBI) and stroke. In 1996, the companies commenced Phase III clinical trials for CERESTAT in TBI and stroke. In the second half of 1997, the Company and Boehringer Ingelheim announced the discontinuation of patient enrollment into both trials after interim analyses indicated that continuation of the trials was not justified. In March 1998, the Company also reported that the trials demonstrated the drug's safety in TBI patients and identified a potential subset of stroke patients that may benefit from treatment.

"We have accumulated a significant amount of safety data from over 1,000 individuals who have received aptiganel to date and believe that this can be used to accelerate its development for a sub-population of stroke patients or a number of other indications, including pain," said Harry Wilcox, President and C.E.O. "Based on these data, we plan to pursue additional partnering opportunities for the future development of aptiganel while continuing to advance our GGF 2 program. Our goal with GGF 2 is to be in a position to file an IND before the end of 1999."

Management also noted that although the two companies intend to dissolve the collaboration, they are currently in the process of negotiating the specific terms and conditions regarding the termination of the collaboration. Among the issues remaining are the financial terms associated with CNSI's use of the data generated by the two companies during the course of the collaboration, the repayment by CNSI of amounts due Boehringer Ingelheim and the cost Boehringer Ingelheim will charge CNSI for drug inventory.

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Cambridge NeuroScience, Inc. is a neuroscience company engaged in the discovery and development of proprietary pharmaceuticals focusing on nerve cell survival. The Company is developing products to treat stroke and chronic neurodegenerative disorders such as multiple sclerosis, peripheral neuropathies and other degenerative diseases.

This press release may contain forward-looking statements based on the current expectations of management. There are certain important factors that could cause results to differ from those anticipated by the statements made above, including, but not limited to, the ability of the Company to find and maintain a new relationship with a collaborator for the development of aptiganel, the results of future clinical trials of aptiganel, and the acceptance by regulatory authorities of the Company's clinical trial outcomes as a basis for marketing approval. Additional factors that could affect results are the Company's ability to establish and maintain collaborative arrangements with third parties for the Company's other product candidates and programs.


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